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                                                                     EXHIBIT 2.2

                       FIRST AMENDMENT TO MERGER AGREEMENT

     THIS FIRST AMENDMENT TO MERGER AGREEMENT, dated as of July 17, 2001 (this "AMENDMENT"), is by and among Safety Holdings, Inc., a Delaware corporation (the "PURCHASER"), Safety Merger Co., Inc., a Delaware corporation and first-tier, wholly-owned subsidiary of the Purchaser ("ACQUISITION"), and Thomas Black Corporation, a Massachusetts corporation (the "COMPANY").

     WHEREAS, the Merger Agreement, dated as of May 31, 2001 (the "MERGER AGREEMENT") was entered into by and among the Purchaser, Acquisition (although name "Safety Acquisition, Inc." was erroneously used therein), the Company and the holders of the Company's capital stock;

     WHEREAS, Section 9.01 of the Merger Agreement provides that the Purchaser and the Company may, by their written agreement, amend the Merger Agreement;

     WHEREAS, the parties hereto desire to amend the Merger Agreement as provided in this Amendment for, among others, purposes of (i) amending the definition of "Consolidated After Tax Net Income", (ii) amending Section 5.10(b), (iii) acknowledging the satisfaction of the Purchaser's obligations pursuant to Section 5.10(a) of the Merger Agreement and (iv) clarifying the true and correct name of Acquisition;

     NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1. CERTAIN DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     2. AMENDMENT TO SECTION 1.01 OF THE MERGER AGREEMENT. Section 1.01 of the Merger Agreement is hereby amended by amending and restating the definition of "Consolidated After Tax Net Income", which shall read in its entirety as follows:

          "Consolidated After Tax Net Income" shall mean, for the period set forth in the definition of "Post-Closing Adjustment Consideration", the net earnings (or loss) after Taxes of the Company and its Subsidiaries on a consolidated basis for such period, taken as a single accounting period, and determined in conformity with GAAP; PROVIDED, HOWEVER that Consolidated After Tax Net Income will not include any deduction or addition for (w) a gain resulting from the revaluation of the ESOP or the XSOP, (x) contributions by the Company to the XSOP, (y) any breakage or similar fee incurred by the ESOP in connection with a buyout of the swap related to the ESOP Note or (z) any fees and expenses paid or payable by the Company to Tucker Anthony Incorporated in connection with this Agreement and the transactions contemplated hereby.

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     3.   AMENDMENT TO SECTION 5.10(b) OF THE MERGER AGREEMENT. Section 5.10(b)
of the Merger Agreement is hereby amended and restated in its entirety as follows:

          (b) Purchaser shall, upon the reasonable request of the Company from time to time, inform the Company of the status of the Financing Commitments and provide the Company with updates with respect thereto, including any satisfaction of conditions thereunder and/or change in circumstance with respect thereto.

     4. ACKNOWLEDGMENT REGARDING SECTION 5.10 OF THE MERGER. The Company hereby acknowledges and agrees that (i) the Financing Commitments previously delivered by the Purchaser to the Company pursuant to Section 5.10(a) of the Merger Agreement are in form and substance satisfactory to the Company, (ii) the Company's right to terminate the Merger Agreement pursuant to Section 5.10(a) is hereby forever waived by the Company and shall have no further force or effect, and (iii) the Purchaser has complied with and satisfied its obligations under
Section 5.10(a) of the Merger Agreement.

     5. AMENDMENT AND JOINDER. The parties acknowledge and agree that the true and correct name of Acquisition is "Safety Merger Co., Inc." Accordingly, the Merger Agreement is hereby amended to replace each reference therein to the name "Safety Acquisition, Inc.", wherever appearing in the Merger Agreement, with the name "Safety Merger Co., Inc." For the avoidance of doubt, the parties hereto agree that Acquisition shall hereby become, and shall be deemed for all purposes to be, a party to the Merger Agreement effective as of the date of the Merger Agreement and shall be subject to all of the responsibilities, duties, liabilities and obligations, and entitled to all of the rights and benefits, of "Acquisition" under the Merger Agreement.

     6. NO COMMITMENT REDUCTION. Acquisition hereby agrees that it will not voluntarily terminate or cancel, in whole or in part, the unused portion of the revolving line of credit contemplated by the Financing Commitment delivered by Fleet National Bank at any time prior to the payment of the Post Closing Adjustment Consideration under and in accordance with the Merger Agreement.

     7. EFFECTIVENESS. Except as modified hereby, the Merger Agreement shall remain in full force and effect and is ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Merger Agreement to "this Merger Agreement," "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Merger Agreement, shall mean and be a reference to the Merger Agreement, as amended by this Amendment.

     8. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9. INCORPORATION OF TERMS. This Amendment shall be construed in accordance with the provisions contained in Article IX of the Merger Agreement and such provisions are hereby incorporated by reference as though expressly set forth herein.

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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.


                                   PURCHASER:

                                   SAFETY HOLDINGS, INC.

                                   By: /s/ A. Richard Caputo, Jr.
                                       ----------------------------------------
                                       Name:  A. Richard Caputo, Jr.
                                       Title:  Vice President


                                   ACQUISITION:

                                   SAFETY MERGER CO., INC.

                                   By: /s/ A. Richard Caputo, Jr.
                                       ----------------------------------------
                                       Name:  A. Richard Caputo, Jr.
                                       Title:  Vice President


                                   COMPANY:

                                   THOMAS BLACK CORPORATION

                                   By: /s/ Richard B. Simches
                                       ----------------------------------------
                                       Name:  Richard B. Simches
                                       Title:  Chairman of the Board